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                                                                    Exhibit 8(a)
                                   FORUM FUNDS
                            TRANSFER AGENCY AGREEMENT


     AGREEMENT made this 18th day of December, 1995, between Forum Funds (the "Fund"), and Forum Financial Corp., ("Forum") each a corporation organized under the laws of the State of Delaware.

     WHEREAS, Forum has agreed to act as Transfer Agent for the purpose of recording the transfer, issuance and redemption of Shares of the Fund, transferring the Shares of the Fund, disbursing dividends and other distributions to Shareholders, filing various tax forms, mailing shareholder information and receiving and responding to various shareholder inquiries;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

     SECTION 1. The Fund hereby appoints Forum as its Transfer Agent for each Series and Forum agrees to act in such capacity upon the terms set forth in this Agreement.

     SECTION 2. The Fund shall furnish to Forum a supply of blank Share Certificates of each Series and, from time to time, will renew such supply upon Forum's request. Blank Share Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized to sign by law or the by-laws of the Fund and, if required by Forum shall bear the Fund's seal or a facsimile thereof.

     SECTION 3. Forum shall make original issues of Shares of each Series in accordance with SECTIONS 13 and 14 below and the Fund's then current prospectus covering each such Series (the "Prospectus"), upon receipt of (i) Written Instructions requesting the issuance, (ii) a certified copy of a resolution of the Fund's Board of Trustees authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the Securities and Exchange Commission, as required by Rule 24f-2 of the Investment Company Act of 1940, as amended from time to time. If the opinion described in (iv) above is contingent upon a filing under such rule, the Fund shall fully indemnify Forum for any liability arising from the failure of the Fund to comply with such rule.

     SECTION 4. Transfers of Shares of each Series shall be registered and, subject to the provisions of SECTION 1 0, new Share Certificates shall be issued by Forum upon surrender of outstanding Share Certificates in the form deemed by Forum to be properly endorsed for transfer, which form shall include (i) all necessary endorsers' signatures guaranteed by a member firm of a national securities exchange or a domestic commercial bank, (ii) such assurances as Forum may deem necessary to evidence the genuineness and effectiveness of each endorsement and (iii) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.
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     SECTION 5.  Forum shall forward Share Certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Forum deems equally reliable and expeditious. While in transit to the addressee, all deliveries of Share Certificates shall be insured by Forum as it deems appropriate. Forum shall not mail Share Certificates in "negotiable" form, unless requested in writing by the Fund and fully indemnified by the Fund to Forum's satisfaction.

     SECTION 6. In registering transfers of Shares of each Series, Forum may rely upon the Uniform Commercial Code as in effect in the State of Maryland, or any other statutes that, in the opinion of Corporation's counsel, protect Forum and the Fund from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry,
(iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

     SECTION 7. Forum may issue new Share Certificates in place of those lost, destroyed or stolen, upon receiving indemnity satisfactory to Forum, and may issue new Share Certificates in exchange for, and upon surrender of, mutilated Share Certificates as Forum deems appropriate.

     SECTION 8. Unless otherwise directed by the Fund, Forum may issue or register Share Certificates reflecting the signature, or facsimile thereof, of an officer who has died, resigned or been removed by the Fund. The Fund shall file promptly with Forum approval, adoption or ratification of such action as may be required by law or by Forum.

     SECTION 9. Forum shall maintain customary stock registry records for each Series in the Fund, noting the issuance, transfer or redemption of Shares and the issuance and transfer of Share Certificates. Forum may also maintain for each Series an account entitled "Unissued Certificate Account," in which it will record the Shares, and fractions thereof, issued and outstanding from time to time for which issuance of Share Certificates has not been requested. Forum is authorized to keep records for each Series, containing the names and addresses of record of Shareholders, and the number of Shares, and fractions thereof, from time to time owned by them for which no Share Certificates are outstanding. Each Shareholder will be assigned a single account number for each Series, even though Shares for which Certificates have been issued will be accounted for separately.

     SECTION 10. Forum shall issue Share Certificates for Shares of each Series only upon receipt of a written request from a Shareholder. If Shares are purchased without such request, Forum shall merely note on its stock registry records the issuance of the Shares and fractions thereof and credit the Unissued Certificate Account and the respective Shareholders' accounts with the Shares. Whenever Shares, and fractions thereof, owned by Shareholders are surrendered for redemption, Forum may process the transactions by making appropriate entries in the stock transfer records, and debiting the Unissued Certificate Account (if appropriate) and the record of issued Shares outstanding; it shall be unnecessary for Forum to reissue Share Certificates in the name of the Fund.


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     SECTION 11.  Forum shall also perform the usual duties and function required of a stock transfer agent for a corporation, including but not limited to (i) issuing Share Certificates as treasury shares, as directed by Written Instructions, and (ii) transferring Share Certificates from one Shareholder to another in the usual manner. Forum may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper reasonably believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed or authorized by a duly authorized person or persons, or by the Fund, or upon the advice of counsel for the Fund or for Forum. Forum may record any transfer of Share Certificates which it reasonably believes in good faith to have been duly authorized, or may refuse to record any transfer of Share Certificates if, in good faith, it deems such refusal necessary in order to avoid any liability on the part of either the Fund or Forum. The Fund agrees to indemnify and hold harmless Forum from and against any and all losses, costs, claims, and liability that it may suffer or incur by reason of such good faith reliance, action or failure to act.

     SECTION 12. Forum shall notify the Fund of any request or demand for the inspection of the Fund's share records. Forum shall abide by the Fund's instructions for granting or denying the inspection; provided, however, Forum may grant the inspection without such instructions if it is advised by its counsel that failure to do so will result in liability to Forum.

     SECTION 13. For purposes of this Section, the Fund hereby instructs Forum to consider Shareholder payments as Federal funds no later than on the day indicated below:

     (a) for a wire received from a Shareholder or a Processing Organization prior to 4:00 p.m., Eastern time on any day other than a Saturday or Sunday, New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, Martin Luther King Day, Veterans Day, Columbus Day, or any day Forum is closed in observance of any of these holidays (a "business day"), on the same business day;

     (b) for a wire received from a Shareholder or a Processing Organization after 4:00 p.m., Eastern time on a business day, on the next business day;

     (c) for a check drawn on a member bank of the Federal Reserve System and received prior to 12:00 noon, Eastern time on a business day, on the second business day following receipt;

     (d) for a check drawn on a member bank of the Federal Reserve System and received on or after 12:00 noon, Eastern time on a business day, on the third business day following receipt; and

     (e) for a check drawn on a financial institution that is not a member of the Federal Reserve System, at such time as Forum actually receives Federal funds in respect of that check.

     As soon as possible after 4:00 p.m., Eastern time or such other time as the Fund may specify for any Series (the "Valuation Time") on each business day Forum shall obtain from the


                                       -3-
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Fund's Manager a quotation (on which it may conclusively rely) of the net asset value, determined as of the Valuation Time on that day. On each business day Forum shall use the net asset value determined by the Fund's Manager to compute the number of Shares and fractional Shares to be purchased and the aggregate purchase proceeds to be deposited with the Custodian.

     SECTION 14. Having made the calculations required by SECTION 13, Forum shall upon receipt of Federal funds pay the Custodian the aggregate net asset value of Shares of each Series purchased. The aggregate number of Shares and fractional Shares purchased shall then be issued daily and credited by Forum to the Unissued Certificate Account (if appropriate) and the individual account of the Shareholder. Forum shall also credit each Shareholder's separate account with the number of Shares purchased by such Shareholder. Forum shall promptly thereafter mail written confirmation of the purchase to each Shareholder and to the Fund if requested. Each confirmation shall indicate the prior Share balance, the new Share balance, the Shares for which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly-purchased Shares.

     SECTION 15. Prior to the Valuation Time on each business day, as specified in accordance with SECTION 13 above, Forum shall process all requests to redeem Shares of each Series in accordance with SECTION 10, and shall advise the Custodian of (i) the total number of Shares of each Series available for redemption and (ii) the number of Shares and fractional Shares requested to be redeemed. Upon confirmation of the net asset value by the Fund's Manager, Forum shall notify the Fund and the Custodian of the redemption, apply the redemption proceeds in accordance with SECTION 16 and the Fund's Prospectus, record the redemption in the stock registry books, and debit the redeemed Shares from the Unissued Certificate Account (if appropriate) and the individual account of the Shareholder.

     In lieu of carrying out the redemption procedures described in the preceding paragraph, Forum may, at the request of the Fund, sell Shares of each Series to the Fund as repurchases from Shareholders, provided that the sale price is not less than the applicable redemption price. The redemption procedures shall then be appropriately modified.

     SECTION 16. The proceeds of redemption shall be remitted by Forum in accordance with the Prospectus as follows:

     (a) By check mailed to the Shareholder at his address of record. Unless a Shareholder shall have authorized telephone redemptions or other forms of redemption remitted by the Prospectus, the redemption request and Share Certificates, if any, for Shares being redeemed must reflect a guarantee of the owner's signature by a domestic commercial bank or trust company or a member firm of a national securities exchange. The Fund may authorize Forum in writing to waive the signature guarantee for any specific transaction or classes of transactions;

     (b) by transmitting the appropriate amount in Federal funds in accordance with Forum's agreement with any Shareholder that is a Processing Organization; or


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     (c)  by other procedures commonly followed by mutual funds, as set forth in the Prospectus and in a Written Instruction from the Fund and mutually agreed upon by the Fund and Forum.

     For purposes of redemption of shares of any Series that have been purchased by check within fifteen (15) days prior to receipt of the redemption request, the Fund shall provide Forum with Written Instructions concerning the time within which such requests may be honored.

     The authority of Forum to perform its responsibilities under SECTIONS 15 and 16 shall be suspended if Forum receives notice of the suspension of the determination of the Fund's net asset value.

     SECTION 17. Upon the declaration of each dividend and each capital gain distribution by the Fund's Board of Trustees, the Fund shall notify Forum of the date of such declaration, the amount payable per Share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

     SECTION 18. On or before each payment date the Fund will transfer, or cause the Custodian to transfer, to Forum the total amount of the dividend or distribution currently payable, subject to such netting arrangements as may be agreed to between the Fund and the Custodian. Forum will, on the designated payment date, reinvest all dividends in additional Shares and, to the extent provided by the Prospectus covering the Shares, mail to each Shareholder at his address of record, a statement showing the number of full and fractional Shares (rounded to three decimal places) then owned by the Shareholder and the net asset value of such Shares, or transmit such information to each Shareholder that is a Processing Organization in accordance with its arrangement with Forum; provided, however, that if a Shareholder elects to receive dividends in cash, Forum shall prepare a check in the appropriate amount and mail it to him at his address of record within five (5) business days after the designated payment date, or in the case of a Shareholder that is a Processing Organization, transmit the appropriate amount in Federal funds in accordance with the Processing Organization's agreement with Forum.

     SECTION 19. Forum shall maintain records regarding the issuance and redemption of Shares of each Series and dividend reinvestments. Such records will list the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each for which no Share Certificates are outstanding. Forum agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 adopted pursuant to the Investment Company Act of 1940 any records related to services provided under this Agreement and required to be maintained by Rule 31a-1 of such Act.

     SECTION 20. Forum shall maintain those records necessary to enable the Fund to file, in a timely manner, form N-SAR (Semi-Annual Report) or any successor monthly, quarterly or annual report required by the Investment Company Act of 1940, or rules and regulations thereunder.


                                       -5-
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     SECTION 21.  Forum shall cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to such accountants for the performance of their duties.

     SECTION 22. In addition to the services described above, Forum will perform other services for the Fund as mutually agreed upon in writing from time to time, including but not limited to preparing and filing Federal tax forms with the Internal Revenue Service, and, subject to supervisory oversight by the Fund's manager and distributor, mailing Federal tax information to Shareholders, mailing semi-annual Shareholder reports, preparing the annual list of Shareholders, mailing notices of Shareholders' meetings, proxies and proxy statements and tabulating proxies. Forum shall answer the inquiries of certain Shareholders related to their share accounts and other correspondence requiring an answer from the Fund. Forum shall maintain dated copies of written communications from Shareholders, and replies thereto.

     SECTION 23. Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a business day (as defined in SECTION 13 (a)). Functions or duties normally scheduled to be performed on any day which is not a business day shall be performed on, and as of, the next business day, unless otherwise required by law.

     SECTION 24. The Fund agrees to pay to Forum compensation for its services as set forth in Schedule A attached hereto, or as shall be set forth in written amendments to such Schedule approved by the Fund and Forum from time to time.

     Forum shall be reimbursed for its ancillary costs incurred in providing any services hereunder, including the cost of (or appropriate share of the cost of)
(i) any and all forms and stationery used or specially prepared for the purpose,
(ii) postage, (iii) telephone services, (iv) bank fees, (v) electronic or facsimile transmission (vi) errors and omissions and other liability insurance policy premiums of the Transfer Agent and (vii) any items the Fund is responsible for as described in the Fund's agreements with the Fund's Manager. The Fund shall reimburse Forum for all expenses and employee time attributable to any review of the Fund's accounts and records by the Fund's independent public accountants or any regulatory body outside of routine and normal periodic reviews and for all expenses for services in connection with Forum's activities in effecting any termination of this Agreement (except the termination of Forum for cause), including expenses incurred by Forum to deliver the property of the Fund in the possession of Forum to the Fund or other persons.

     SECTION 25. Forum shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Fund or any Shareholder, excluding taxes assessed against Forum for compensation received by it hereunder.

     SECTION 26. Forum shall not be liable for any non-negligent action taken in good faith and reasonably believed by Forum to be within the powers conferred upon it by this Agreement. The Fund shall indemnify Forum and hold it harmless from and against any and all losses,


                                       -6-
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claims, damages, liabilities or expenses (including reasonable expenses for legal counsel) arising directly or indirectly out of or in connection with this Agreement; provided such loss, claim, damage, liability or expense is not the direct result of Forum's negligence or willful misconduct, and provided further that Forum shall give the Fund notice and reasonable opportunity to defend any such loss, claim, etc. in the name of the Fund or Forum, or both. Without limiting the foregoing:

     (a) Forum may rely upon the advice of the Fund or counsel to the Fund or Forum, and upon statements of accountants, brokers and other persons believed by Forum in good faith to be expert in the matters upon which they are consulted. Forum shall not be liable for any action taken in good faith reliance upon such advice or statements;

     (b) Forum shall not be liable for any action reasonably taken in good faith reliance upon any Written Instructions or certified copy of any resolution of the Fund's Board of Trustees; provided, however, that upon receipt of a Written Instruction countermanding a prior Instruction that has not been fully executed by Forum, Forum shall verify the content of the second Instruction and honor it, to the extent possible. Forum may rely upon the genuineness of any such document, or copy thereof, reasonably believed by Forum in good faith to have been validly executed;

     (c) Forum may rely, and shall be protected by the Fund in acting, upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the purchaser, Fund or other proper party or parties; and

     (d) Forum may, with the consent of the Fund, subcontract the performance of all, or any portion of, the services to be provided hereunder with respect to any Shareholder or group of Shareholders to any Processing Organization or agent of Forum and may reimburse any such Processing Organization or agent for the services it performs; provided that no such reimbursement will increase the amount payable by the Fund pursuant to this Agreement.

     SECTION 27. Upon receipt of Written Instructions, Forum is authorized to make payment upon redemption of Shares without a signature guarantee, and the Fund hereby agrees to indemnify and hold Forum harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands or losses whatsoever arising out of or in connection with such payment if made in accordance with such Written Instructions. Upon the request of Forum, the Fund shall assume the entire defense of any such action, suit or claim. Forum shall notify the Fund in a timely manner of any such action, suit or claim.

     SECTION 28.  The Fund shall deliver or cause to be delivered over to Forum
(i) an accurate list of Shareholders of the Fund, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding Share Certificates or by noncertificated Share accounts and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the under this


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Agreement (collectively referred to as the "Materials").  The Fund shall indemnify and hold Forum harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Fund to provide any portion of the Materials or to provide any information in the Fund's possession needed by Forum to knowledgeably perform its functions. SECTION 29. Forum shall, at all times, act in good faith and shall use whatever methods it deems appropriate to ensure the accuracy of all services performed under this Agreement. Forum shall be liable only for loss or damage due to errors caused by Forum's negligence, bad faith or willful misconduct or that of its employees.

     SECTION 30. This Agreement may be amended from time to time by a written supplemental agreement executed by the Fund and Forum and without notice to or approval of the Shareholders; provided this Agreement may not be amended in any manner which would substantially increase the Fund's obligations hereunder unless the amendment is first approved by the Fund's Board of Trustees, including a majority of the Trustees who are not a party to this Agreement or interested persons of any such party, at a meeting called for such purpose. The parties hereto may adopt procedures as may be appropriate or practical under the circumstances, and Forum may conclusively rely on the determination of the Fund that any procedure that has been approved by the Fund does not conflict with or violate any requirement of its Articles of Incorporation, By-Laws or Prospectus, or any rule, regulation or requirement of any regulatory body.

     SECTION 31. The Fund shall file with Forum a certified copy of the operative resolution of its Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions.

     SECTION 32. The terms, as defined in this Section, whenever used in this Agreement or in any amendment or supplement hereto, shall have the meanings specified below, insofar as the context will allow.

     (a) The Fund: The term Fund shall mean Forum Funds as defined in the preamble of this Agreement.

     (b) Custodian; Custodian Agreement: The term Custodian shall mean The First National Bank of Boston, or any successor or other custodian acting as such for any Series of the Fund. The term Custodian Agreement shall mean the agreement or agreements between the Fund and the Custodian or Custodians providing for custodial services to the Fund.

     (c) Series: The term Series shall mean any series that the Fund and Forum agree shall be the subject of this Agreement.

     (d) Securities: The term Securities shall mean bonds, debentures, notes, stocks, shares, evidences of indebtedness, and other securities and investments from time to time owned by the Fund.


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     (e)  Share Certificates:  The term Share Certificates shall mean the stock certificates for the Shares of the Fund.

     (f) Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund, as reflected on the stock registry records of the Fund.

     (g) Shares: The term Shares shall mean the issued and outstanding shares of common stock of the Fund.

     (h) Oral Instructions: The term Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Forum in person or by telephone, vocal telegram or other electronic means, by a person or persons reasonably believed in good faith by Forum to be a person or persons authorized by a resolution of the Board of Trustees of the Fund to give Oral Instructions on behalf of the Fund. Each Oral Instruction shall specify whether it is applicable to the entire Fund or a specific Series of the Fund.

     (i) Written Instructions: The term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Forum in original writing containing original signatures, or a copy of such document transmitted by telecopy, including transmission of such signature, or other mechanical or documentary means, at the request of a person or persons reasonably believed in good faith by Forum to be a person or persons authorized by a resolution of the Board of Trustees of the Fund to give Written Instructions on behalf of the Fund. Each Written Instruction shall specify whether it is applicable to the entire Fund or a specific Series of the Fund.

     (j) Processing Organization: The term ProcessingOrganization shall mean a financial institution that Forum has determined is capable of maintaining automated data exchange arrangements with Forum and has entered into an agreement with Forum in a form acceptable to Forum and approved by the Fund.

     (k) Fund's Manager: The term Fund's Manager shall mean Forum Financial Services, Inc. or any successor thereto who acts as the manager of the Fund and the distributor of its shares.

     SECTION 33. In the event that any check or other order for the payment of money is returned unpaid for any reason, Forum shall promptly notify the Fund of the non-payment.

     SECTION 34. Either party may give sixty (60) days written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice. Upon notice of termination, the Fund shall use its best efforts to obtain a successor transfer agent. If a successor transfer agent is not appointed within ninety (90) days after the date of the notice of termination, the Board of Trustees of the Fund shall, by resolution, designate the Fund as its own transfer agent. Upon receipt of written notice from the Fund of the appointment of the successor transfer agent and upon receipt of Oral or Written Instructions Forum shall, upon

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request of the Fund and the successor transfer agent and upon payment of Forum's reasonable charges and disbursements, promptly transfer to the successor transfer agent the original or copies of all books and records maintained by Forum hereunder and cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out its responsibilities hereunder.

     SECTION 35. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties. Notice to the Fund shall be given as follows until further notice:

                    Forum Funds
                    Two Portland Square
                    Portland, Maine  04101

Notice to Forum shall be given as follows until further notice:

                    Forum Financial Corp.
                    Two Portland Square
                    Portland, Maine  04101

     SECTION 36. The Fund represents and warrants to Forum that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Fund's Board of Trustees. Forum represents and warrants to the Fund that the execution and delivery of this Agreement by the undersigned officer of Forum has also been duly and validly authorized.

     SECTION 37. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and shall become effective on the last date of signature below unless otherwise agreed by the parties. Unless sooner terminated pursuant to Section 34, this Agreement shall remain in effect for a period of one year from the date hereof and shall continue in effect thereafter for successive twelve-month periods (computed from each anniversary date of the approval) with respect to the Funds, provided that such continuance is specifically approved at least annually by the Board of Trustees or by a vote of the stockholders of the Fund and in either case by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of voting on this Agreement.

     SECTION 38. This Agreement shall extend to and shall bind the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Forum or by Forum without the written consent of the Fund, authorized or approved by a resolution of the Fund's Board of Trustees. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party so long as the assignee is an affiliate, parent or subsidiary of the assigning party and is qualified to act under the Investment Company Act of 1940, as amended from time to time.

     SECTION 39. This Agreement shall be governed by the laws of the State of Maine.

     WITNESS the following signatures:


                                        FORUM FUNDS


                                         /s/ John Y. Keffer
                                        -------------------------
                                        John Y. Keffer
                                          President

                                        FORUM FINANCIAL CORP.


                                        -------------------------
                                        David R. Keffer
                                          Vice President

                                   SCHEDULE A



     For its services hereunder Forum will receive, with respect to each Series:
(i) a fee at an annual rate of 0.25 percent of the average daily net assets of the Series and (ii) a fee of $12,000 per year; such amounts to be computed and paid monthly in arrears by the Fund; and (iii) Annual Shareholder Account Fees of $18.00 per shareholder account; such fees to be computed as of the last business day of the prior month.